Exhibit 21.1
SUBSIDIARIES OF IONA TECHNOLOGIES PLC

Subsidiary	Country of Incorporation
IONA Technologies, Inc.	U.S.
IONA Technologies Pty. Limited	Australia
IONA Technologies Finance	Cayman Islands
IONA Technologies China Limited	China
IONA Technologies GmbH	Germany
IONA Technologies UK Limited	UK
IONA Technologies Sarl	France
IONA Technologies Singapore	Singapore
IONA Technologies Japan	Japan
IONA Technologies Italia Srl	Italy
IONA Technologies (Suisse) SA	Switzerland
IONA Technologies (Belgium) SA	Belgium
IONA Technologies Netherlands BV	The Netherlands
IONA Technologies Spain, S.L	Spain
IONA Technologies Korea Limited	Korea
IONA Research (Ireland) Limited	Ireland
Genesis Development Corporation	U.S.
Object-Oriented Concepts, Inc.	U.S.
Object-Oriented Concepts, Inc.	Canada
Object-Oriented Concepts Gmbh	Germany
Netfish Technologies, Inc.	U.S.
IONA Government Technologies, Inc.	U.S.
Orbix Limited	Ireland